Exhibit 5.1

Writer’s Direct Dial: +1 212 225 2556 E-Mail: pmarcogliese@cgsh.com

October 2, 2015

Alphabet Inc.

1600 Amphitheatre Parkway

Mountain View, CA 94043

Re:	Alphabet Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Alphabet Inc., a Delaware corporation (the “Company”), in connection with a registration statement on Form S-8 (the “Registration Statement”) to be filed today with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 5,990,745 shares of the Company’s Class A common stock, par value $0.001 per share (the “Class A Shares”) and 50,556,556 shares of the Company’s Class C capital stock, par value $0.001 per share (the “Class C Shares” and together with the Class A Shares, the “Shares”), to be issued by the Company pursuant to the Google Inc. 2004 Stock Plan, the Click Holding Corp. 2005 Stock Incentive Plan, the AdMob, Inc. 2006 Stock Plan and the UK Sub-Plan of the AdMob, Inc. 2006 Stock Plan, the Motorola Mobility Holdings, Inc. 2011 Incentive Compensation Plan and the Alphabet 2012 Stock Plan (the “Plans”).

We have participated in the preparation of the Registration Statement and have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

Alphabet Inc., p. 2

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Shares have been duly authorized by all necessary corporate action of the Company and, when issued in accordance with the terms of the Plans, at prices not less than the par value thereof, will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Pamela L. Marcogliese
Pamela L. Marcogliese, a Partner